Exhibit 99.1
STERIS Announces Financial Results for Fiscal 2020 First Quarter

•	First quarter revenue grows 9% as reported, 10% constant currency organic revenue growth

•	EPS as reported increases to $0.99, adjusted EPS increases to $1.23

•	Outlook updated to reflect stronger than anticipated performance

DUBLIN, IRELAND - (August 5, 2019) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2020 first quarter ended June 30, 2019. Revenue as reported for the quarter increased 9% to $696.8 million compared with $638.8 million in the first quarter of fiscal 2019, with growth across all segments. Constant currency organic revenue (see Non-GAAP Financial Measures) growth was 10% for the first quarter of fiscal 2020.

“We are pleased with the strong start to our new fiscal year, as the momentum we saw in fiscal 2019 has carried over into fiscal 2020,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Reflecting the out-performance in the first quarter and our expectations for the full year, we are increasing our fiscal 2020 outlook for both revenue and adjusted EPS.”

First Quarter 2020 Operating Results

As reported, net income for the first quarter was $84.6 million, or $0.99 per diluted share, compared with net income of $70.0 million, or $0.82 per diluted share in the first quarter of fiscal 2019. Adjusted net income (see Non-GAAP Financial Measures) for the first quarter of fiscal 2020 was $105.0 million, or $1.23 per diluted share, compared with adjusted net income for the previous year’s first quarter of $85.6 million or $1.00 per diluted share.

First Quarter Segment Results

Healthcare Products revenue as reported grew 6% in the quarter to $309.8 million compared with $292.0 million in the first quarter of fiscal 2019, driven by 7% growth in capital equipment revenue, 2% growth in service revenue and 8% growth in consumable revenue. Constant currency organic revenue growth for Healthcare Products was 7% during the quarter. Healthcare Products operating income was $73.7 million compared with $61.7 million in last year’s first quarter. The increase in profitability was primarily due to increased revenue and favorable product mix.

Fiscal 2020 first quarter revenue for Applied Sterilization Technologies increased 11% as reported to $154.3 million compared with $139.5 million in the same period last year. Constant currency organic revenue increased 13%, primarily driven by increased volume from the segment’s core medical device Customers. Segment operating income increased to $68.0 million in the first quarter of fiscal 2020 compared with operating income of $56.2 million in the same period last year, due primarily to revenue growth.

Healthcare Specialty Services as reported revenue grew 11% in the quarter to $135.9 million compared with $122.2 million in the first quarter of fiscal 2019. Constant currency organic revenue growth was 13%. Healthcare Specialty Services operating income was $16.8 million compared with $13.0 million in last year’s first quarter, benefiting from the additional volume and improved productivity.

Life Sciences first quarter revenue as reported grew 14% to $96.8 million compared with $85.0 million in the first quarter of fiscal 2019, driven by 40% growth in capital equipment revenue, 1% growth in service revenue and 9% growth in consumable revenue. Constant currency organic revenue grew 15% in the quarter. Operating income was $33.0 million compared with $29.9 million in the prior year’s first quarter, primarily driven by additional volume.

Cash Flow
Net cash provided by operations for the first three months of fiscal 2020 was $109.3 million, compared with $100.8 million in fiscal 2019. Free cash flow (see Non-GAAP Financial Measures) for the first three months of fiscal 2020 was $59.6 million compared with $75.8 million in the prior year period. The decline in free cash flow is due to increased capital spending as anticipated.

Fiscal 2020 Outlook
Based on current performance and expectations for the full fiscal year, the Company is updating its prior outlook for revenue and adjusted earnings per diluted share. Constant currency organic revenue growth is now expected to be in the range of 6-7%, compared with 5-6% previously. Reflecting June 30, 2019 forward rates, the Company now expects that currency movements will negatively impact reported revenue by approximately $10 million in fiscal 2020. Adjusted earnings per diluted share are now anticipated to be in the range of $5.38 - $5.53, compared with $5.28 - $5.43 previously. Operating profit increases due to volume and an anticipated adjusted effective tax rate at the low-end of the previously provided range of 19-20% are the primary drivers of the higher earnings per diluted share range.

Capital spending is anticipated to be approximately $280 million and free cash flow is expected to be approximately $300 million, both unchanged from prior outlook.

Dividend and Repurchase Announcement
STERIS’s Board of Directors has increased the quarterly interim dividend from $0.34 to $0.37 per share. The dividend is payable September 26, 2019 to shareholders of record at the close of business on September 10, 2019.

STERIS’s Board of Directors also has approved an increase in its May 7, 2019 share repurchase authorization of an additional $300 million (net of taxes, fees and commissions) of the Company’s ordinary shares. Shares may be repurchased from time to time through open market transactions, including 10b5-1 plans. Any repurchase program may be activated, suspended or discontinued at any time. Capital allocation priorities for the Company remain unchanged.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, August 6, 2019 at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern Time on August 6, 2019, either over the Internet at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 10133575 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS’s mission is to HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:
Julie Winter, Senior Director, Investor Relations and Corporate Communications
Julie_Winter@steris.com
+1 440 392 7245
Media Contact:
Stephen Norton, Senior Director, Corporate Communications
Stephen_Norton@steris.com
+1 440 392 7482

Non-GAAP Financial Measures
Adjusted net income, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results.  Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.  The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition-related transaction costs, integration costs related to acquisitions, the re-measurement of deferred taxes and taxation of prior unremitted earnings impacts of the TCJA, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements
This release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s other securities filings, including Item 1A of our Annual Report on

Form 10-K for the year ended March 31, 2019. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the Redomiciliation transaction, (b) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected following the Redomiciliation, (c) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (d) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (e) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (f) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (g) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (h) the potential of international unrest, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (i) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (j) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services, (k) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in our Annual Report on Form 10-K for the year ended March 31, 2019, and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (l) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (m) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (n) the possibility that anticipated financial results or benefits of recent acquisitions, or of STERIS’s restructuring efforts, or of recent divestitures, or of the targeted restructuring plan will not be realized or will be other than anticipated, and (o) the effects of contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc
Consolidated Condensed Statements of Operations
(In thousands, except per share data)
	Three Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Revenues	$696,803	$638,758
Cost of revenues	390,042	369,708
Total cost of revenues - restructuring	918	—
Total cost of revenues, net	390,960	369,708
Gross profit	305,843	269,050
Operating expenses:
Selling, general, and administrative	178,781	158,406
Research and development	15,585	16,220
Restructuring expenses	1,389	—
Total operating expenses	195,755	174,626

Income from operations	110,088	94,424
Non-operating expenses, net	10,678	11,373
Income tax expense	14,633	12,773
Net income	$84,777	$70,278
Less: Net income attributable to noncontrolling interests	187	287
Net income attributable to shareholders	$84,590	$69,991

Earnings per ordinary share (EPS) data:
Basic	$1.00	$0.83
Diluted	$0.99	$0.82
Cash dividends declared per share ordinary outstanding	$0.34	$0.31

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	84,638	84,685
Diluted number of shares outstanding	85,566	85,509

STERIS plc
Consolidated Condensed Balance Sheets
(in thousands)
	June 30,	March 31,
	2019	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$238,067	$220,633
Accounts receivable, net	509,655	564,830
Inventories, net	233,587	208,243
Prepaid expenses and other current assets	62,973	60,029
Total current assets	1,044,282	1,053,735

Property, plant, and equipment, net	1,054,217	1,031,582
Lease right-of-use assets, net	122,521	—
Goodwill	2,347,329	2,322,928
Intangibles, net	602,179	604,614
Other assets	59,195	60,212
Total assets	$5,229,723	$5,073,071
Liabilities and equity
Current liabilities:
Accounts payable	$135,487	$152,913
Other current liabilities	297,287	312,283
Total current liabilities	432,774	465,196
Long-term indebtedness	1,210,003	1,183,227
Other liabilities	341,944	238,850
Total equity	3,245,002	3,185,798
Total liabilities and equity	$5,229,723	$5,073,071

STERIS plc
Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended June 30,
	2019	2018
(in thousands)	(Unaudited)	(Unaudited)
Revenues:
Healthcare Products	$309,787	$292,010
Healthcare Specialty Services	135,945	122,249
Life Sciences	96,785	84,955
Applied Sterilization Technologies	154,286	139,544
Total revenues	$696,803	$638,758
Operating income (loss):
Healthcare Products	$73,698	$61,722
Healthcare Specialty Services	16,817	12,954
Life Sciences	33,039	29,865
Applied Sterilization Technologies	68,035	56,151
Corporate	(55,397)	(46,042)
Total operating income before adjustments	$136,192	$114,650
Less: Adjustments
Amortization of acquired intangible assets	$16,949	$18,055
Acquisition and integration related charges	1,917	1,671
Redomiciliation and tax restructuring costs	1,770	287
(Gain) on fair value adjustment of acquisition related contingent consideration	—	(842)
Net loss on divestiture of businesses	2,426	444
Amortization of property "step up" to fair value	735	611
Restructuring charges	2,307	—
Total operating income	$110,088	$94,424

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Three Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Operating activities:
Net income	$84,777	$70,278
Non-cash items	55,110	31,111
Changes in operating assets and liabilities	(30,550)	(610)
Net cash provided by operating activities	109,337	100,779
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(49,794)	(27,726)
Proceeds from the sale of property, plant, and equipment	18	2,795
Proceeds from the sale of businesses	439	(196)
Purchase of investments	—	(4,955)
Acquisition of businesses, net of cash acquired	(34,970)	—
Other	—	(4,784)
Net cash used in investing activities	(84,307)	(34,866)
Financing activities:
Proceeds (payments) under credit facilities, net	27,861	18,443
Deferred financing fees and debt issuance costs	(1,206)	(298)
Acquisition related deferred or contingent consideration	(452)	(685)
Repurchases of ordinary shares	(14,886)	(33,844)
Cash dividends paid to ordinary shareholders	(28,823)	(26,265)
Stock option and other equity transactions, net	9,899	3,435
Net cash used in financing activities	(7,607)	(39,214)
Effect of exchange rate changes on cash and cash equivalents	11	(9,709)
Increase in cash and cash equivalents	17,434	16,990
Cash and cash equivalents at beginning of period	220,633	201,534
Cash and cash equivalents at end of period	$238,067	$218,524

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Three Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$109,337	$100,779
Purchases of property, plant, equipment, and intangibles, net	(49,794)	(27,726)
Proceeds from the sale of property, plant, equipment, and intangibles	18	2,795
Free Cash Flow	$59,561	$75,848

Twelve Months Ended
March 31, 2020
(Outlook*)
Calculation of Free Cash Flow for Outlook
Cash flows from operating activities	$580,000
Purchases of property, plant, equipment, and intangibles, net	(280,000)
Free Cash Flow	$300,000

* All amounts are estimates.

STERIS plc
Non-GAAP Financial Measures
(in thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended June 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2019	2018	2019	2018	2019	2019	2019	2019
Segment revenues:
Healthcare Products	$309,787	$292,010	$—	$—	$(1,865)	6.1%	6.1%	6.7%
Healthcare Specialty Services	135,945	122,249	—	(592)	(1,774)	11.2%	11.7%	13.2%
Life Sciences	96,785	84,955	—	—	(1,192)	13.9%	13.9%	15.3%
Applied Sterilization Technologies	154,286	139,544	—	—	(3,562)	10.6%	10.6%	13.1%
Total	$696,803	$638,758	$—	$(592)	$(8,393)	9.1%	9.2%	10.5%

	Three months ended June 30, (unaudited)
	Gross Profit		Income from Operations			Net Income attributable to shareholders		Diluted EPS
	2019	2018	2019	2018		2019	2018	2019	2018
GAAP	$305,843	$269,050	$110,088	$94,424		$84,590	$69,991	$0.99	$0.82
Adjustments:
Amortization of acquired intangible assets	147	100	16,949	18,055
Acquisition and integration related charges	496	587	1,917	1,671
Redomiciliation and tax restructuring costs	—	—	1,770	287
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	(842)
Net loss on divestiture of businesses	—	—	2,426	444
Amortization of property "step up" to fair value	782	648	735	611
Restructuring charges	918	—	2,307	—	—
Net impact of adjustments after tax*						20,420	15,656
Net EPS impact								0.24	0.18
Adjusted	$308,186	$270,385	$136,192	$114,650		$105,010	$85,647	$1.23	$1.00
* The tax expense includes both the current and deferred income tax impact of the adjustments.

FY 2020 Outlook	Twelve Months Ended
March 31, 2020
(Outlook*)
Net income per diluted share	$4.62- $4.77
Amortization of acquired intangible assets	0.64
Acquisition and integration related charges	0.03
Redomiciliation costs	0.02
Net loss on divestiture of businesses	0.02
Amortization of property "step up" to fair value	0.02
Restructuring charges	0.03
Adjusted net income per diluted share	$5.38- $5.53

* All amounts are estimates.

STERIS plc
Unaudited Supplemental Financial Data
For the Periods Ending June 30, 2019 and 2018

	FY 2020	FY 2019
Total Company Revenues	Q1	Q1
Consumables	$160,111	$147,571
Service	389,068	359,968
Total Recurring	$549,179	$507,539
Capital Equipment	$147,624	$131,219
Total Revenues	$696,803	$638,758
Ireland Revenues	$15,108	$12,560
Ireland Revenues as a % of Total	2%	2%
United States Revenues	$511,152	$447,540
United States Revenues as a % of Total	73%	70%
International Revenues	$170,543	$178,658
International Revenues as a % of Total	25%	28%

Segment Data	Q1	Q1
Healthcare Products
Revenues
Consumables	$108,782	$100,414
Service	85,809	84,100
Total Recurring	$194,591	$184,514
Capital Equipment	115,196	107,496
Total Healthcare Products Revenues	$309,787	$292,010
Segment Operating Income	$73,698	$61,722

Healthcare Specialty Services
Healthcare Services Revenues	$135,945	$122,249
Segment Operating Income	$16,817	$12,954

Life Sciences
Revenues
Consumables	$44,029	$40,221
Service	25,987	25,620
Total Recurring	$70,016	$65,841
Capital Equipment	26,769	19,114
Total Life Sciences Revenues	$96,785	$84,955
Segment Operating Income	$33,039	$29,865

Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$154,286	$139,544
Segment Operating Income	$68,035	$56,151

Corporate
Operating loss	$(55,397)	$(46,042)

Other Data	Q1	Q1
Healthcare Products Backlog	187,195	177,064
Life Sciences Backlog	58,850	63,405
Total Backlog	246,045	240,469

GAAP Income Tax Rate	14.7%	15.4%
Adjusted Income Tax Rate	16.2%	16.8%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.